                            BASIC LEASE INFORMATION
                                  OFFICE LEASE


Lease Date:  May 15, 1996


Landlord:  Bayfair Building, a California partnership


Managing Agent:  Ardenbrook, Inc., a California corporation, Agent


Landlord's Address:  Bayfair Building
                     c/o Ardenbrook, Inc., Agent
                     7901 Oakport Street
                     Oakland, CA  94621


Tenant:  Vista Laser Centers of the Pacific, Inc., a Nevada corporation


Tenant's Address:  Bayfair Building, Suite 400
                   14895 E. 14th Street
                   San Leandro, CA  94578


Legal Description of Land:  See Exhibit "A"


Premises:  Bayfair Building
           14895 E. 14th Street, Suite 400
           San Leandro, CA 94578


Rentable Area of
the Premises:    Approximately One Thousand Two Hundred & Twenty Five plus or minus (1,225 plus or minus) (Rentable) Sq. Ft.


Permitted Uses:  General offices purposes only and no other use.


Term: Twelve calendar months (12) with an option to renew for Thirty Six (36) calendar months, see attached.


Scheduled Term
Commencement Date:  June 1, 1996


Annual Base Rent:  ($  12,000.00  /rentable square foot = $9.80
                     -------------

Monthly Base Rent:  ($  1,000.00  /rentable square foot = $.82
                      ------------

TABLE OF CONTENTS

        ARTICLE                                                     PAGE
        -------                                                     ----
 1.   PREMISES.....................................................    1
       1.01  Premises..............................................    1
       1.02  Exhibits..............................................    1
       1.03  Common Areas..........................................    1
       1.04  Landlord's Reserved Rights in Common Areas............    1
       1.05  Rentable Area.........................................    1
 2.   IMPROVEMENTS.................................................    2
       2.01  Plans.................................................    2
       2.02  Construction..........................................    2
       2.03  Failure to Complete Construction......................    2
 3.   TERM.........................................................    2
       3.01  Commencement of Term..................................    2
 4.   RENT.........................................................    2
       4.01  Base Rent.............................................    2
       4.02  Additional Rent.......................................    2
       4.03  Escalation............................................    2
       4.04  Late Payment..........................................    3
       4.05  Security Deposit......................................    3
 5.   INSURANCE....................................................    3
       5.01  All Risk Coverage.....................................    3
       5.02  Public Liability......................................    3
       5.03  Rental Abatement Insurance............................    3
       5.04  Insurance Certificates................................    3
       5.05  Tenant's Failure......................................    3
       5.06  Waiver of Subrogation.................................    4
       5.07  Tenant's Property and Fixtures........................    4
       5.08  Indemnification of Landlord...........................    4
       5.09  Earthquake and Flood Insurance........................    4
 6.   OPERATING EXPENSES...........................................    4
       6.01  Operating Expenses....................................    4
       6.02  Impositions...........................................    5
       6.03  Services and Utilities................................    5
       6.04  Special Services......................................    5
 7.   REPAIRS AND MAINTENANCE......................................    6
       7.01  Tenant Repairs and Maintenance........................    6
       7.02  Inspection of Premises................................    6
       7.03  Liens.................................................    6
 8.   FIXTURES, PERSONAL PROPERTY AND ALTERATIONS..................    6
       8.01  Fixtures and Personal Property........................    6
       8.02  Alterations...........................................    6
 9.   USE AND COMPLIANCE WITH LAWS.................................    6
       9.01  General Use and Compliance with Laws..................    6
       9.02  Signs.................................................    7
       9.03  Parking Access........................................    7
       9.04  Floor Load............................................    7
       9.05  Deliveries............................................    7
10.   DAMAGE AND DESTRUCTION.......................................    7
      10.01  Reconstruction........................................    7
      10.02  Rent Abatement........................................    7
      10.03  Excessive Damage or Destruction.......................    7
      10.04  Uninsured Casualty....................................    7
      10.05  Waiver................................................    7

                             STANDARD OFFICE LEASE

THIS LEASE ("Lease"), dated as of this 15 day of May, 1996, by and between:

Bayfair Building, a California partnership
        ("Landlord") and
Vista Laser Centers of the Pacific, a Nevada corporation & J. Robert Griffin M.D., a married man jointly & Severalty & David Bates, a married man jointly and severalty
        ("Tenant") of space in the Bayfair Building ("Building") located in the City of San Leandro, County of Alameda, State of California, commonly known as 14895 E. 14th Street, Suite 400, described more particularly on the Legal Description, attached hereto as Exhibit A, shall be upon the terms and conditions contained hereinafter.

1.  PREMISES
        1.01. Premises.  Landlord leases to Tenant, subject to the provisions of this Lease. Approximately One Thousand Two Hundred & Twenty Five plus or minus Sq. Ft. (Rentable) (1,225 plus or minus Rentable Sq. Ft.) rentable square feet of office space in the Building, the usable space of which is shown on the Building Floor Plan, attached hereto as Exhibit B ("Premises"). By entering the Premises, Tenant shall be deemed to accept the same in their condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant's use of the same upon which Tenant has relied directly or indirectly for any purpose are those expressly provided in this Lease.
        1.02. Exhibits.  The following Exhibits are attached to this Lease after the signatures and by reference thereto are incorporated herein:
      Exhibit A -- Legal Description          Exhibit D -- Work Letter
      Exhibit B -- Building Floor Plan        Exhibit E -- Rules and Regulations
      Exhibit C -- Preliminary Plans          Exhibit F -- Acknowledgment of
                                                           Commencement
        1.03. Common Areas. Tenant shall have, as appurtenant to the Premises and subject to reasonable rules and regulations from time to time made by Landlord of which Tenant is given notice, the right to the use of the following in common:
       (a) Building Common Area. The common stairways and accessways, conference rooms, lobbies, entrances, stairs, elevators and any passageways thereto, and the common pipes, ducts, conduits, wires and appurtenant equipment serving the Premises;
       (b) Land Common Area. The common walkways, sidewalks, parking spaces and driveways necessary for access to the Building and parking spaces; and
       (c) Garage. The common parking garage ("Garage") and storage areas therein, if any.
        1.04. Landlord's Reserved Rights in Common Areas. Landlord reserves the right from time to time:
        (a) Building Changes. To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are so located or located elsewhere outside the Premises;
        (b) Boundary Changes. To change the lines of the lot on which the Building stands ("Lot") and to redesign and restripe the parking facilities around the Building and make other reasonable changes and grant other rights thereto, including without limitation, the granting of easements, rights of way and rights of ingress and egress and similar rights to users of parcels adjacent to the Lot.
        (c) Facility Changes. To alter or relocate any other common areas or facility.
        (d) Garage Parking. Landlord reserves the right to grant exclusive use to portions of the Garage and storage areas to tenants and to impose parking charges from time to time for use of the Garage.
        1.05 Rentable Area. As used in this Lease, the rentable area of space within the Building shall be determined applying the Building Owners and Managers Association ("BOMA") American National Standard (Reprinted May, 1981) and shall include any balconies, which are for the specific use of Tenant. The total rentable floor space in the Building shall be Approximately Forty Thousand, Seven Hundred & Fifty-Three plus or minus (40,753 plus or minus) square feet.
adjustment date and the Base Index, and the denominator of which shall be the Base Index; (c) in no event shall the Base Rent, as adjusted hereunder, be less than that payable during the lease year immediately preceding such adjustment;
(d) in the event that there is a change in the method of calculation of the CPI, Landlord shall, at Landlord's option, be permitted to make such adjustment as may be necessary in order to approximate the result that would have occurred had there been no change in the method of calculating the CPI; and (e) if it becomes impossible to make the adjustment provided in (d) above, or if the CPI fails to exist, then the CPI shall be replaced by such other index selected by Landlord as may be generally recognized as a successor index, or if none, then any other reasonable index which Landlord may select.
        4.04. Late Payment. If any installment of Rent is not paid promptly on the first of the month or otherwise when due, Tenant shall pay to Landlord a late payment charge equal to ten percent (10%) of the amount of such delinquent payment of Rent in addition to the installment of Rent then owing, regardless of whether or not a notice of default or notice of termination has been given by Landlord. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified.
        4.05. Security Deposit. Upon executing this Lease, Tenant shall deposit the amount of Two Thousand and No/100 Dollars ($2,000.00) as security deposit ("Security Deposit") with Landlord. The Security Deposit shall secure Tenant's obligations under this Lease to pay rent and other monetary amounts, to maintain the Premises and repair damages thereto, to surrender the Premises to Landlord in clean condition and repair upon termination of this Lease as required pursuant to Article 17.15 below and to discharge Tenant's other obligations hereunder. Landlord may use and commingle the Security Deposit with other funds of Landlord. If Tenant fails to perform Tenant's obligations hereunder, Landlord may, but without any obligation to do so, apply all or any portion of the Security Deposit towards fulfillment of Tenant's unperformed obligations. If Landlord does so apply any portion of the Security Deposit, Tenant, upon demand by Landlord, shall immediately pay Landlord a sufficient amount in cash to restore the Security Deposit to the full original amount. Tenant's failure to forthwith remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited within five (5) days after receipt of such demand, in the event that Landlord shall expend the same in order to cure Tenant's default hereunder, shall constitute an Event of Default. The Security Deposit shall be held by Landlord without liability for interest on the same. Upon termination of this Lease, if Tenant has then performed all of Tenant's obligations hereunder, Landlord shall return the Security Deposit to Tenant. If Landlord sells or otherwise transfers Landlord's rights or interest under this Lease, Landlord may deliver the Security Deposit to the transferee, whereupon Landlord shall be released from any further liability to Tenant with respect to the Security Deposit.
5.  INSURANCE
        5.01. All Risk Coverage. During the Term, Landlord shall procure and maintain in full force and effect with respect to the Building, a policy or policies of all risk insurance (including sprinkler, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage) in an amount equal to one hundred percent (100%) of the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant's operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount. During the Term, Tenant shall maintain in full force and effect a similar policy of insurance with respect to all tenant improvements owned by Tenant (but not with respect to those owned by Landlord) pursuant to the terms of this Lease, insuring one hundred percent (100%) of the full replacement value of said tenant improvements.
        5.02. Public Liability. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term, a policy or policies of comprehensive public liability insurance, written by an insurance company approved by Landlord in the form customary to the locality, insuring Tenant's activities with respect to the Premises and/or Building against the loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises covering bodily injury in the amounts of Three Million Dollars ($3,000,000) per person and Three Million Dollars ($3,000,000) per occurrence and covering property damage in the amount of One Million Dollars ($1,000,000); provided, however, that if at any time during the Term, Tenant shall have in full force and effect a blanket policy of public liability insurance with the same coverage for the Premises as described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirement hereof.
        5.03. Rental Abatement Insurance. Landlord shall keep and maintain in full force and effect during the Term, rental abatement insurance against abatement or loss of Rent in case of fire or other casualty, in an amount at least equal to the amount of the Rent payable by Tenant during one year next ensuing, as reasonably determined by Landlord.
        5.04. Insurance Certificates. Tenant shall furnish to Landlord. upon the date of commencement of this Lease and thereafter within thirty (30) days prior to the expiration of each such policy, a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto. Said certificates shall expressly provide that such policies shall not be cancellable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days' prior written notice to the parties named as insureds in this Article 5.04. Landlord, its successors and assigns, and any nominee of Landlord holding any interest in the Premises, including without limitation, any ground lessor and the holder of any fee or leasehold mortgage, shall be named as insureds under each such policy of insurance maintained by Tenant pursuant to this Lease.
        5.05. Tenant's Failure. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for any loss or cost resulting from said failure. This Article 5.05 shall not be deemed to be a waiver of any of Landlord's rights and remedies under any other section of this Lease.
     year. If Tenant has overpaid the amount of Additional Rent owing pursuant to this provision, Landlord shall credit Tenant the amount of such overpayment in determining Tenant's estimated payments for the following lease year; provided, that in the case of an overpayment for the final lease year of the Term, Landlord shall refund such overpayment to Tenant within thirty (30) days after the end of the Landlord's accounting year. If Tenant has underpaid the amount of Additional Rent owing pursuant to this provision, Tenant shall pay the amount of such underpayment to Landlord, as Additional Rent, within thirty (30) days after the end of Landlord's accounting year; and
          (e) Adjustment. Notwithstanding any provision herein to the contrary, in the event the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing Operating Expenses for such year so that the same shall be computed for such year as though the Building had been fully occupied during such year.
    6.02. Impositions. All transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Premises and/or the Building, all other taxes which may be levied in lieu of real estate taxes, all assessments, assessment bonds, levies, fees and other governmental charges (including, but not limited to, charges for traffic facilities improvements, water service studies and improvements, and fire service studies and improvements) or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose which are assessed, levied, confirmed, imposed or become a lien upon the Premises or Building or become payable during the Term shall collectively be referred to as "Impositions."
          (a) Installment Election. In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law.
          (b)  Limitation.  Nothing contained in this Lease shall require
     Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, Tenant shall pay one hundred percent (100%) of any said tax or excise as Additional Rent.
          (c) Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.
    6.03. Services and Utilities. So long as Tenant is not in default under this Lease, Landlord shall provide: (i) to the Premises during Business Hours, as defined in the Rules and Regulations, electricity, gas, water, lighting, janitorial services, elevator service, heating, ventilating and air conditioning and other Building services required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises; and, (ii) to the common areas during Business Hours, as defined in the Rules and Regulations, utilities and maintenance as required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises. Landlord shall not be liable for, and Tenant shall not be entitled to, any reduction or abatement of Rent on account of any failure on the part of Landlord to deliver the services and utilities provided in this Lease unless the same results from the wilful or intentional misconduct of Landlord, nor shall Landlord be liable under any circumstances for a loss of or injury to property, however occurring, incidental to any failure to furnish any utilities or services.
    6.04.  Special Services.
          (a) Additional Services. In the event Landlord provides utilities, elevator, heating, air conditioning and/or cleaning services to Tenant beyond the standard services related to the operation and management of a first class office building or at times other than during the Business Hours, as defined in the Rules and Regulations, Tenant shall pay Landlord's reasonable charge for such special services as Additional Rent. Any cleaning of lunchrooms, cafeterias, conference rooms, etc., shall be on a special services basis (except with respect to the removal of trash from trash receptacles or cleaning incidental to normal cleaning).
          (b) Utility Consumption. If Tenant is likely to or does not consume quantities of electricity, water or gas in excess of the amounts customarily consumed by users of office space, Landlord shall have the right, at Tenant's sole cost and expense, to install separate metering for such utilities or to separately charge Tenant for any quantity of such utilities consumed by Tenant beyond the amounts customarily consumed by office users. Any such charges made by Landlord to Tenant shall be reasonably determined by Landlord and shall be promptly paid by Tenant to Landlord as Additional Rent. Landlord may, at Landlord's sole option, elect to rate the quantity of utilities consumed by Tenant at the Premises. Such consumption shall be determined by one of the following methods: (i) a rating by an appropriately licensed engineer with costs to be computed on an average daily basis; (ii) metering by a licensed utility company responsible for service to the project; or (iii) a rating by an appropriately licensed engineer and monitored by Landlord's central project computer. In each such case, the costs for administering such methods shall be borne by Tenant.

        9.02. Signs. Tenant shall not install any sign on the Premises or Building; provided, however, that Landlord shall install for Tenant an identifying sign at the main entrance to the Premises in conformance with the Building Standard Improvements. Any sign placed by Landlord for the benefit of Tenant on the Premises or Building shall be installed at Tenant's sole cost and expense, and shall contain only Tenant's name, or the name of any affiliate of Tenant actually occupying the Premises, and no advertising matter. Tenant shall remove any such sign upon termination of this Lease and shall return the Premises to their condition prior to the placement or erection of said sign.
        9.03. Parking Access. In addition to the general obligation of Tenant to comply with laws and without limitation thereof, Landlord shall not be liable to Tenant nor shall this Lease be affected if any parking privileges appurtenant to the Premises are impaired by reason of any moratorium, initiative, referendum, statute, regulation, or other governmental decree or action which could in any manner prevent or limit the parking rights of Tenant hereunder. Any governmental charges or surcharges or other monetary obligations imposed relative to parking rights with respect to the Premises, Building and Lot shall be considered as Impositions and shall be payable by Tenant under the provisions of Article 6 hereinabove.
        9.04. Floor Load. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor is designed to carry and which is than allowed by law.
        9.05. Deliveries. All deliveries to and from the Premises shall be made using the freight elevator designated by Landlord during the time periods specified by Landlord and so as to cause the minimum amount of interference with the business of other tenants.

10.  DAMAGE AND DESTRUCTION
        10.01. Reconstruction. If the premises are damaged or destroyed during the Term, Landlord shall, to the extent that insurance proceeds are available therefor and are not applied by any lender against payment of an existing loan on the Building or Lot, except as hereinafter provided, diligently repair or rebuild them to substantially the condition in which they existed immediately prior to such damage or destruction: provided, however, that any damage which is estimated in good faith by Landlord to be under One Thousand Dollars ($1,000) shall be repaired by Tenant, and Landlord shall reimburse Tenant upon demand for expenses incurred in such repair work.
        10.02. Rent Abatement. Rent due and payable hereunder shall be abated proportionately, but only to the extent of any proceeds received by Landlord from rental abatement insurance described in Article 5.03 hereinabove, during any period in which, by reason of any such damage or destruction, Tenant reasonably determines that there is substantial interference with the operation of Tenant's business in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes to do. If it be determined that continuation of business is not practical pending reconstruction, Base Rent due and payable hereunder shall abate to the extent of proceeds from rental abatement insurance until reconstruction is substantially completed or until business is totally or partially resumed, whichever is the earlier.
        10.03. Excessive Damage or Destruction. If the Building is damaged or destroyed to the extent that Landlord determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty
(180) days after the date of the damage or destruction, Landlord may terminate this Lease. Notwithstanding the fact that the Premises have been damaged or destroyed, Landlord shall determine whether the Building can be fully repaired or restored within the one hundred eighty (180) day period, and Landlord's determination shall be binding upon Tenant. Landlord shall notify Tenant of its determination, in writing, within forty-five (45) days after the date of the damage or destruction. If Landlord determines that the Building can be fully repaired or restored within the one hundred eighty (180) day period, or if it is determined that such repair or restoration cannot be made within said period but Landlord does not elect to terminate within forty-five (45) days from the date of said determination, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible.
        10.04. Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building which is not fully covered by the insurance proceeds received by Landlord under the insurance policies required under Article 5.01 hereinabove, Landlord may terminate this Lease by written notice to Tenant, given within forty-five (45) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in Article 10.01 hereinabove.
        10.05. Waiver. With respect to any destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 10, Tenant hereby waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, except as expressly otherwise provided herein.

                (h) Attachment. Attachment, execution or other judicial seizure of substantially all of Tenant's assets or this leasehold.

        12.02.  Landlord's Remedies.
                (a) Abandonment. If Tenant vacates or abandons the Premises, this Lease shall continue in effect. Landlord shall not be deemed to have terminated this Lease other than by written notice of termination from Landlord, and Landlord shall have all of the remedies of a landlord provided by Article 1951.4 of the Civil Code of the State of California. At any time subsequent to vacation or abandonment of the Premises by Tenant, Landlord may give notice of termination and shall thereafter have all of the rights hereinafter set forth.
                (b) Termination. Following the occurrence of any Event of Default, Landlord shall have the right, so long as the default continues, to terminate this Lease by written notice to Tenant setting forth: (i) the default; (ii) the requirements to cure it; and (iii) a demand for possession, which shall be effective three (3) days after it is given or upon expiration of the times specified in Article 12.01 hereinabove, whichever is later.
                (c) Possession. Following termination under subsection (b), without prejudice to any other remedies Landlord may have by reason of Tenant's default or of such termination, Landlord may then or at anytime thereafter, (i) peaceably re-enter the Premises, or any part thereof, upon voluntary surrender by Tenant or expel or remove Tenant therefrom and any other persons occupying them, using such legal proceedings as are then available; (ii) repossess and enjoy the Premises, or relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.
                (d) Recovery. Following termination under subsection (b), Landlord shall have all the rights and remedies of a landlord provided by Article 1951.2 of the Civil Code of the State of California. The amount of damages which Landlord may recover following termination under subsection (b) shall include: (i) the worth at the time of the award of the unpaid rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease. The "worth at the time of the award" of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
                (e) Additional Remedies. In addition to the foregoing remedies, Landlord shall, so long as this Lease is not terminated, have the right to remedy any default of Tenant, to maintain or improve the Premises without terminating this Lease, to incur expenses on behalf of Tenant in seeking a new subtenant, or to cause a receiver to be appointed to administer the Premises and new or existing subleases, and to add to the Rent payable hereunder all of Landlord's reasonable costs in so doing, with interest at the lower of the prime rate of interest at the time of said default charged by Wells Fargo Bank N.A. plus two percent (2%) or the maximum lawful rate.
                (f) Other. If Tenant causes or threatens to cause a breach of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to retain all sums held by Landlord by any trustee or in any account provided for herein, to enjoin such breach or threatened breach, and to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.
                (g) Cumulative. Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.
                (h) No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term. Efforts by Landlord to mitigate the damages caused by Tenant's breach of this Lease shall not be construed to be a waiver of Landlord's right to recover damages under this Article 12. Nothing in this Article 12 affects the right of Landlord to indemnification by Tenant in accordance with
        Article 5.08 hereinabove for liability arising prior to the termination of this Lease for personal injuries or property damage.

13.  ASSIGNMENT AND SUBLETTING
        13.01. Assignment and Subletting: Prohibition. Tenant shall not assign, mortgage, pledge or otherwise transfer, this Lease, in whole or in part, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises, without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld. Tenant shall submit each proposed

15.     NOTICES
        15.01. Notices. All notices required to be given hereunder shall be in writing (except for notice required pursuant to Article 12.01(b) and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery, to the appropriate address indicated below or at such other place or places as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served four (4) days after the date of mailing thereof.
                To Landlord:    Bayfair Building
                                c/o Ardenbrook, Inc., Agent
                                7901 Oakport Street, Suite 3000
                                Oakland, CA 94621
                To Tenant:      J. Robert Griffin, M.D.
                                David Bates
                                Vista Laser Centers of the Pacific, Inc.
                                Bayfair Building
                                14895 E. 14th Street, Suite 400
                                San Leandro, CA 94578
16.     SUCCESSORS BOUND
        16.01. Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to the Landlord, such reference shall be deemed to refer to the person in whom the interest of the Landlord shall be vested, and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Premises. Any successor or assignee of the Tenant who accepts an assignment or the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment to Tenant without the written consent of Landlord.

17.     MISCELLANEOUS
        17.01. Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.
        17.02. Easements. Landlord reserves the right to (i) alter the boundaries of the Lot and (ii) grant easements on the Lot and dedicate for public use portions thereof without Tenant's consent; provided, however, that no such grant or dedication shall materially interfere with Tenant's use of the Premises. From time to time, and upon Landlord's demand, Tenant shall execute, acknowledge and deliver to Landlord, in accordance with Landlord's instructions, any and all documents, instruments, maps or plats necessary to effectuate Tenant's covenants hereunder.
        17.03. Relocation. At any time after Tenant's execution of this Lease, Landlord shall have the right, upon providing Tenant thirty (30) days' notice in writing, to provide Tenant with reasonably similar space elsewhere in the Building of approximately the same size as the Premises and to move Tenant to said space. In the event that Landlord shall exercise such right subsequent to the actual occupancy of the Premises by Tenant. Landlord shall arrange for moving Tenant and shall pay the costs of moving Tenant to such new space and all other reasonable expenses related to such relocation. In the event Landlord moves Tenant to such new space, then this Lease and each and all of the terms and covenants and conditions hereof shall remain in full force and effect and thereupon be deemed applicable to such new space except that a revised floor plan shall become part of this Lease and shall reflect the location of the new space. Should Tenant refuse to permit Landlord to move Tenant to such new space at the end of said thirty (30) day period, Landlord shall have the right to terminate this Lease by notice given to Tenant in writing within ten (10) days following the end of said thirty (30) day period, which termination shall be effective sixty (60) days after the date of the original notice of relocation by Landlord.
        17.04. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.
fee in connection with this Lease. Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys' fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owning on account of Tenant's dealings with any real estate broker or agent other than Broker.
        17.19. Landlord's Right to Perform. Upon Tenant's failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord's performing such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the rate of three percent (3%) over the prime rate as announced, from time to time, by Wells Fargo Bank, N.A. per annum, as Additional Rent.
        17.20. Mortgage Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure.
        17.21. Nonliability. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of (i) the interruption of use of the Premises as a result of the installation of any equipment in connection with the Premises or building or (ii) any failure to furnish or delay in furnishing any services required to be provided by Landlord when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building, or the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of such services.
        17.22. Limitation on Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease.
        17.23. Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder.
        17.24. Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.
        17.25. Entire Agreement. This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, Building and Lot, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.
        17.26.  Special Provisions.  Special provisions of the Lease numbered
18.0 through 25.01 are attached hereto and made a part hereof. If none, so state in the following space _________________________________________.
        IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above-written.

"Landlord"  Bayfair Building,                "Tenant"  Vista Laser Centers of
            a California partnership                   the Pacific Inc., a
                                                       Nevada corporation & J.
                                                       Robert Griffin, M.D., a
                                                       married man jointly &
By   /s/                                               severalty & David Bates,
   --------------------------------                    a married man jointly &
                                                       severalty. As their sole
   Its  Owner/Mgr                                      and separate property.
       ----------------------------
By                                         By  /s/ J. Robert Griffin
   --------------------------------           ---------------------------------
   Its                                        Its  Chairman
       ----------------------------               -----------------------------
                             (SEAL)                                      (SEAL)
                                           By  /s/ David Bates
                                              ---------------------------------
                                              Its  President
                                                  -----------------------------

                                LEASE RIDER
This rider is attached to and forms a part of that certain Lease dated as of the 15th day of May, 1996, by and between Brookmat, Corp., a California corporation, as Landlord; and Vista Laser Centers of the Pacific, Inc., a Nevada corporation, and J. Robert Griffin, M.D., a married man jointly and severalty, and David Bates, a married man jointly and severalty, as Tenant; and constitutes additional covenants and agreements thereto as set forth in the Lease, with the covenants and agreements contained herein to prevail in case of any conflict between the covenants and agreements that are contained herein and those in the Lease.

18.     HAZARDOUS/TOXIC MATERIALS
        18.01. Restrictions on Use. The use, storage or disposal of toxic or hazardous substance on the Premises is prohibited without the express consent of Landlord. The Landlord may, in its sole discretion and upon application by the Tenant, consent to the use of toxic or hazardous substances on the Premises. In the event that the Landlord consents to the use of the toxic or hazardous substances on the Premises, the Landlord may require an additional security deposit in the form of cash, cashier's check or a letter of credit. Tenant shall indemnify and hold Landlord harmless for any claims caused by its bringing any hazardous materials on the Premises.
        18.02. Compliance With Law. Tenant shall comply with all laws, regulations and orders of all governmental authorities at the federal, state and local levels, including, but not limited to, all environmental laws regarding the use, monitoring, storage, or disposal of toxic hazardous substances. Such compliance shall include, but not to be limited to, compliance with the Comprehensive Environmental Response Compensation and Liability Act of 1980, Hazardous Waste Control Act, the California Safe Drinking Water and Toxic Enforcement Act, the California Superfund Act, Water Quality Control Act and all city and country laws relating to toxic or hazardous substance use, monitoring, storage and disposal.
        18.03. Representations and Warranties. Tenant represents and warrants to the Landlord that it will not use, store or dispose of any toxic or hazardous substances on the Premises without first obtaining Landlord's express consent. Prior to any renewal or extension of the Lease Agreement, Tenant shall reaffirm this representation and warranty. See Paragraph 18.01.
        18.04. Right of Entry. Landlord and Landlord's agents reserve the right to enter the premises at all reasonable times to test the Premises, the soil and the ground water for contamination if they have reasonable cause to believe that contamination may be present. Tenant agrees to pay for such testing if the results establish that there is a contamination and Landlord has reasonable cause to believe that such contamination is due to the Tenant's operations.
        18.05. Permits. Tenant shall maintain current permits for all of its operations including such operations as require the use, storage or disposal of toxic or hazardous substances. Copies of such permits must be delivered to the Landlord within five (5) days of receipt.
        18.06. Indemnification. Tenant hereby agrees to indemnify, hold harmless and defend Landlord for any liability and claim for all damages, costs and expenses, including attorney's fees and costs on account of, arising out or alleged to have arisen out of directly or indirectly, the use, storage and disposal of toxic or hazardous substances by the Tenant or the Tenant's agents, employees or invitees. The foregoing obligation shall survive the termination of this Lease.
        18.07. Operating Expenses. If by any reason of an act of Tenant, Landlord is obligated to incur the cost of cleanup of any release caused by Tenant, Tenant's operations or Tenant's agents, employees or invitees, Tenant shall pay, as additional rent, any excess caused thereby, with the amount thereof to be payable upon the next succeeding rent payment date.
        18.08. Maintenance. Tenant agrees and covenants to maintain the Premises free of any toxic or hazardous substance. Tenant shall, at Tenant's sole cost and expense comply with any and all requirements pertaining to the monitoring and cleanup of any releases that may occur as the result of Tenant, Tenant's agent, employee or invitee's acts. Nothing in the forgoing shall be construed to prevent Landlord for undertaking the cleanup of any toxic or hazardous substances in the event that Tenant fails to do so after ten (10) days notice by Landlord.
        18.09. Notification. Tenant agrees that it is a requirement of this Lease that Tenant notify the Landlord of any release on or near the Premises with twenty-four (24) hours whether or not such release is in quantities that would otherwise be reportable to a public agency. California Health and Safety Code Section 25359.7 requires a Tenant of nonresidential property who knows or has reasonable cause to believe that toxic or hazardous substances have been released on or beneath real property to notify the Landlord or risk losing its lease. A knowing or willful failure to disclose such release carries civil penalties of $5,000.00.
        18.10. Defaults. (i) Any of the following events shall constitute an event of default under this Lease:
        (a) Tenant or Tenant's agent, employee or invitee's release of toxic or hazardous substances on the Premises.
        (b) Tenant's failure to notify Landlord promptly of the release of toxic or hazardous substances on the Premises.
        (c) Tenant's failure to maintain proper use, monitoring and storage procedures for toxic and hazardous substances on the Premises.
        (d) Tenant's failure to apply for and maintain proper permits for the use and storage of toxic or hazardous substances on the Premises.
        (e) Tenant's failure to properly and lawfully dispose of toxic or hazardous substances for the Premises.
       (ii) In the event of default, the Landlord shall have the right to either (i) terminate the Lease and collect damages according to proof, including but not limited to the cost of the cleanup of any releases onto the Premises, the soil or ground water, or through improper disposal (ii) re-enter the Premises immediately and remove all persons, property, or toxic or hazardous substance located therein and store such property in a public warehouse or other appropriate storage facility of and for the account of Tenant and require the cleanup and proper disposal of any contamination. After any such entry, Landlord shall have the option to terminate this Lease or, without terminating this Lease, undertaking such cleanup of contamination as Landlord deems reasonable and necessary. Tenant shall pay the Landlord as soon as determined the reasonable costs and expenses incurred by Landlord in such cleanup of toxic or hazardous substances contamination.
        18.11. Limitation of Liability. If Landlord shall be held liable to Tenant for any act or failure to act arising out of the relationship established in this Lease, Landlord's liability to Tenant shall be limited to Landlord's interest in the Premises.
        18.12. Termination and Expiration. Upon termination or expiration of the Lease, Landlord reserves the right to require Tenant to remove any and all of its improvements, fixtures or machinery from the Premises. In the event any equipment or improvements to the Premises could be contaminated by toxic or hazardous substances, all such removal must be carried out in accordance with all applicable laws. In the event such removal requires more that two (2) days after the termination of this Lease, Tenant shall continue to pay Landlord on a prorated basis the rent established pursuant to this Lease.
        18.13. Representations by Broker. Broker has no expertise with respect to the nature or extent of toxic wastes or hazardous materials as defined by federal, state or local law, or other undesirable substances which may be present in the Premises. Broker and its agents have not made and will not make any representations regarding same. It is agreed that it is the responsibility of Landlord and Tenant to deal with this subject and to retain experts to assist them in determining the allocation of responsibility for remediation, as well as provisions pertaining thereto to be included in the Lease.

19. NOTICE PURSUANT TO STATE OF CALIFORNIA SAFE WATER AND TOXIC ENFORCEMENT ACT OF 1986.
        19.01. Disclosure. At the time the Property was constructed, asbestos was commonly used in the construction industry throughout the United States for purposes of insulation, fireproofing, floor tiles and acoustical coatings. Accordingly, asbestos maybe present in one or more building products at the Property. Under the State of California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), asbestos is listed as one of the many chemicals known to cause cancer.
        19.02. Notice. (i) Pursuant to the State of California Safe Drinking Water and Toxic Enforcement Act of 1986, if a product individual but not limited to asbestos, contains certain chemical substances which the State of California believes can cause cancer, birth defects, or other reproductive defects, an appropriate warning must be given to individuals exposed to these products - even if such chemical substances are present at extremely low levels.
                        (ii) In compliance with this Act, Landlord and Wm. Mathews & Co. issues this notice:

                                WARNING
        DETECTABLE AMOUNTS OF CHEMICAL KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER, BIRTH DEFECTS OR OTHER REPRODUCTIVE HARM MAY BE FOUND IN AND AROUND THIS FACILITY. (HEALTH AND SAFETY CODE SECTION 25249.6)

20.     INSPECTION DISCLOSURE AND RELEASE
        20.01. Notice. Under California Law, a Landlord, and/or its agent, is required to disclose to any proposed tenant any information to the proposed tenant which could adversely impact that tenant's proposed use of a Premises.
        20.02. Disclosure. Preceding execution of this Lease, Landlord, and/or it's agent, has advised Tenant to hire competent independent consults to:
                (i) Physically inspect the leasehold to determine whether the Premises and its physical characteristics are suitable for the Tenant's proposed use; and
                (ii) Investigate the general geographic and marketing area in which the Premises is located to determine the feasibility for the intended use of the business.
        20.03. Tenant Acknowledgement. By executing this Lease, Tenant acknowledges the Tenant has had the opportunity to personally, and with Tenant's independent consultants, to reasonably and diligently inspect the Premises and the geographic and marketing area in which the Premises is located for suitability with the Tenant's intended use. Furthermore, Tenant forever releases Landlord and its agents, as well as their directors, officers, employees, principals and their agents, from any liability for any breach, known or unknown, of the duty to disclose any information of the general character referred to above, accruing through the execution date of this Lease.
        20.04. General Release. With respect to such release, Tenant expressly waives the benefits of Section 1542 of the California Civil Code:
                "1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the Debtor."

21.     ARBITRATION
        21.01. ARBITRATION OF DISPUTES. (i) Any dispute, controversy or claim arising out of or relating to the Lease and/or any amendment(s) thereto, or the breach, performance or non-performance thereunder, including without limitation any claim related to bodily injury, property damage or death, but excluding specifically and only non-payment by Tenant of Rent, shall be settled by binding arbitration in Fremont, California, in accordance with the rules of the American Arbitration Association then existing, and judgement on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. This agreement to arbitrate does no waive or modify the hold harmless provision(s), liability, or other release(s) contained in the Lease and/or any amendment(s) thereto.
        (ii) NOTICE. BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

        WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

        Agreed To:  /s/
                   ---------------------
                   Initial
22.     TELECOMMUNICATIONS
        22.01. Limitation of Responsibility. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant's telecommunications equipment shall be and remain solely in the Tenant's Premises and, in accordance with rules and regulations adopted by Landlord from time to time, the telephone closet(s) on the floor(s) on which the Tenant's Premises is located. Unless otherwise specifically agreed in writing, Landlord shall have no responsibility for the maintenance of Tenant's telecommunications equipment, including wiring not for any wiring or other infrastructure to which tenant's telecommunications equipment may be connected. Tenant agrees that to the extent any such service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.
        22.02.  Necessary Service Interruptions.  Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other Tenants of the Building.
        22.03. Removal of Equipment, Wiring and Other Facilities. Any and all telecommunications equipment installed in the Tenant's Premises or elsewhere in the Building by or on behalf of Tenant including, but limited to, wiring, or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Lease Term, by Tenant at its sole cost or, at Landlord's election, by Landlord at Tenant's sole cost, with the cost thereof to be paid as Additional Rent. Landlord shall have the right, however, upon written notice to Tenant given no later than thirty (30) days prior to the expiration or earlier termination of the Lease Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, whether located in the Tenant's Premises or elsewhere in the Building.
        22.04. New Provider Installations. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord's satisfaction, it shall be reasonable for Landlord to refuse to give its approval:
          (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider's provision of its services, including without limitation, the costs of installation, materials and services;
          (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider;
          (iii) the provider agrees in writing to abide by such rules and regulations, Building and other Codes, job site rules and guidelines and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described elsewhere in this Lease;
           (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider's equipment and materials;
          (v) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider's equipment, for the fair market value of a provider's access to the Building, and the costs which may reasonably be expected to be incurred by Landlord;
          (vi) all of the foregoing matters are documented in a written agreement between landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.
        22.05. Installation and Usage of Wireless Technologies. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Tenant's Premises or Building, without Landlord's prior written consent. Such consent shall not be unreasonably withheld, but may be conditioned in such a manner so as to protect Landlord's financial interests and the Building's, and the other Tenants' therein, in a manner similar to the arrangements as described in the immediately preceding paragraphs.
        22.06. Limit if Default or Breach. Notwithstanding any provision of the proceeding paragraphs to the contrary, the refusal of Landlord to grant its approval to any prospective provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant's request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to Rent abatement, but may assert a claim for its direct damages, subject to and limited by the other provisions of the Lease. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

23.     INTERIOR STANDARD SIGNAGE CHARGE
        23.01. Interior Standard Signage Charge. Tenant shall not be required to pay Landlord the Standard Interior Signage Charge of One Hundred and Fifty Dollars ($150.00). However, Landlord's shall furnish and install Tenant's name on Suite Signage outside the Premises in the common hallway wall, on the Building Lobby Directory, and on Floor Directory, as applicable. Should Tenant wish to have signage additionally on the monument sign immediately in front of the Building lobby entrance, such shall be installed by Landlord at the cost of Tenant.

24.  MULTIPLE COUNTERPARTS/FACSIMILE TRANSMISSION
        24.01. Multiple Counterparts/Facsimile Transmission. This Lease may be signed by the parties in different counterparts and the signature pages combined to create a document binding on all parties. Additionally, execution of the Lease by the parties may be accomplished by means of facsimile transmission and such execution shall be fully binding on all the parties upon delivery by such a facsimile transmission of the fully executed Lease document.

25.  OPTION TO RENEW
        25.01  Option to Renew.
        (a) Tenant is hereby granted and shall, if not at the time in default under the Lease, have one (1) individual three (3) year option to renew the Term of this Lease for an additional three (3) years from the expiration date of the Term hereof, but otherwise on the same terms, covenants, and conditions herein contained.
        (b) This option shall be exercised only upon Tenant delivering to Landlord in person or by United States mail on or before one hundred eighty
(180) days before the expiration of the Term hereof, written notice of its election to extend the Term of this Lease as herein provided.
   IN WITNESS WHEREOF, the parties have executed this Lease Rider as of the date first above written.

LANDLORD:  Bayfair Building,            TENANT:  Vista Laser Centers of the
           a California partnership                Pacific, Inc.,
                                                 a Nevada corporation, and
                                                 J. Robert Griffin, M.D.,
                                                 a married man jointly and
                                                 severalty, and David Bates,
                                                 a married man jointly and
                                                 severalty as their sole and
                                                 separate property

By /s/                                   By    /s/ J. ROBERT GRIFFIN
   -------------------------------          ------------------------------
Its    Owner/Mgr                         Its     Chairman
   -------------------------------          ------------------------------
Its                                      Its   /s/ D. BATES
   -------------------------------          ------------------------------
By                                       By      President
   -------------------------------          ------------------------------
                 (Seal)                              (Seal)

Undivided one-quarter interest in real property located at 14895 E. 14th Street, San Leandro, together with unimproved lot adjacent, in Alameda County, described as:

        PARCEL ONE:

        Beginning at the intersection of the western line of Hesperian Blvd., formerly Telegraph Road, with the southwestern line of East 14th Street, as said streets now exist since May 7, 1929; running thence along said western line of Hesperian Blvd., south 0 degrees 28' East 190 ft; thence south 89 degrees 44' 19" west 132.33 ft; thence; north 49 degrees west
        156.66 ft; thence north 41 degrees east 230 ft. to said southwestern line of East 14th St.; thence along the last mentioned line, south 49 degrees east 130 feet to the point of beginning.

        PARCEL TWO:

        Beginning at a point on the Western line of Hesperian Blvd., formerly Telegraph Road distant thereon Sough 0 degrees 28' East 195.73 feet from the intersection thereof with the southwestern line of East 14th St., as said streets now exist since May 7, 1929; running thence South 89 degrees 44' 19" West 109.95 feet to the direct extension Northeasterly of the Northwestern line of Lot 10 in Block "b" as said Lot and Block are shown on the map of "Tract 831", etc. filed Nov. 7, 1947 in Book 27 of Maps, page 59, in the office of the County Recorder of Alameda County; thence along said last mentioned extended line and along said Northwestern line of Lot 10, South 41 degrees West 150.86 ft. to the general Northern line of Donna St., as said street is shown on said map of Tract 831; thence along the last mentioned line from a tangent that bears South 0 degrees 15' 41" East on a curve to the left, with a radius of 20 ft., a distance of 31.42 feet, thence tangent with the last mentioned curve North 89 degrees 44' 19" East 169.84 ft., thence along the arc of a curve to the left with a radius of 20 ft., a distance of
        31.49 ft. to said Western line of Hesperian Blvd.; thence along the last mentioned line North 0 degrees 28' West 113.33 ft. to the pont of beginning.

                                  EXHIBIT A

                                                                EXHIBIT  B





              [A DRAWING OF THE FLOOR PLAN OF THE FOURTH FLOOR]

                                                                EXHIBIT C





               [A DRAWING OF SUITE 480 CHANGES TO BE COMPLETED]



Suite 480

Portion of 480 = 401 sf
Existing   400 = 824 sf
Total      =   1,225 sf


PROPOSAL
Reconfiguration of Suite 400

         Existing

SCHEMATIC  1/8" = 1'
Dimensions approximate
General Interior Layout
Not Intended as "Blueprint"

   - Existing 110v Duplex Electrical Outlet

EXHIBIT D WORK LETTER






1. Landlord shall perform standard Suite preparation including but not limited to: light fixtures,/lens cleaning, re-lamping; repairing/replacing ceiling tiles where necessary; carpet cleaning; and cleaning up, patching and or painting interior walls and or doors.

2. All of the above items are to be furnished at the expense of the Landlord prior to occupancy by Tenant.

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JG1.51

                              EXHIBIT E

                        RULES AND REGULATIONS

        1. The sidewalks, entrances, lobby, elevators, stairways and public corridors shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of all suites are to be kept closed at all times except at required for orderly passage to and from a suite. Loitering in any part of the Building or obstruction of any means of ingress or egress shall not be permitted. Doors and windows shall not be covered or obstructed.
        2. Plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no rubbish, newspapers, trash or other substances of any kind shall be thrown into them. Walls, floors and ceilings shall not be defaced in any way and no one shall be permitted to mark, drive nails, screws or drill into, paint, or in any way mar any Building surface, except that pictures, certificates, licenses and similar items normally used in Tenant's business may be carefully attached to the walls by Tenant in a manner to be prescribed by Landlord. Upon removal of such items by Tenant any damage to the walls or other surfaces, except minor nail holes, shall be repaired by Tenant.
        3. No awning, shade, sign, advertisement or notice shall be inscribed, painted, displayed or affixed on, in or to any window, door or balcony or any other part of the outside or inside of the Building or the demised premises.
No window displays or other public displays shall be permitted without the prior written consent of Landlord. All tenant identification on public corridor doors beyond building standard will be installed by Landlord for Tenant but the cost shall be paid by Tenant. No lettering or signs other than the name of Tenant will be permitted on public corridor doors with the size and type of letters to be prescribed by Landlord. The directory of the Building will be provided exclusively for the display and location of Tenant only and Landlord reserves the right to exclude all other names therefrom. All requests for listing on the Building directory shall be submitted to the office of Landlord in writing. Landlord reserves the right to approve all listing requests. Any change requested by Tenant of Landlord of the name or names posted on directory, after initial posting, will be charged to Tenant.
        4. The cost of any special electrical circuits for items such as copying machines, computers, microwaves, etc., shall be borne by Tenant unless the same are part of the building standard improvements. Prior to installation of equipment Tenant must receive written approval from Landlord.
        5. The weight, size and position of all safes and other unusually heavy objects used or placed in the Building shall be prescribed by Landlord and shall, in all cases, stand on metal plates of such size as shall be prescribed by Landlord. The repair of any damage done to the Building or property therein by putting in or taking out or maintaining such safes or other unusually heavy objects shall be paid for by Tenant.
        6. All freight, furniture, fixtures and other personal property shall be moved into, within and out of the building at times designated by and under the supervision of Landlord and in accordance with such regulations as may be posted in the office of the Building manager. In no event will Landlord be responsible for any loss or damage to such freight, furniture, fixtures or personal property from any cause.
        7. No improper noises, vibrations or odors will be permitted in the Building, nor shall any person be permitted to interfere in any way with tenants or those having business with them. No person will be permitted to bring or keep within the Building any animal, bird or bicycle or any toxic or flammable substances without Landlord's prior permission. No person shall throw trash, refuse, cigarettes or other substances of any kind any place within or out of the Building except in the refuse containers provided therefor. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the rules and regulations of the Building.
        8. All re-keying of office doors or changes to the card access system, after occupancy, will be at the expense of Tenant. Tenant shall not re-key any doors or change the card access system in any way without making prior arrangements with Landlord.
        9. Tenant will not install or use any window coverings except those provided by Landlord, nor shall Tenant use the balconies, if any, for storage, barbecues, drying of laundry or any other activity which would detract from the appearance of the Building or interfere in any way with the use of the Building by other tenants.
       10. If Tenant uses the Premises after regular business hours or on non-business days shall lock any entrance doors to the Building used by Tenant or take such other steps as are necessary to secure the Building's doors immediately after entering or leaving the Building.
       11. Tenant shall provide and cause all Tenant's employees to use protective floor mats under all desk chairs used in the Premises.
       12. If Tenant requires telegraphic, telephonic, burglar or of similar services, it shall first obtain, and comply with, Landlord's instructions in their installations.
       13. Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning.
       14. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.
       15. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services or accept barbering or bootblacking services upon the Premises, except at such hours and under such regulations as may be fixed by Landlord.

                                   EXHIBIT F

                         ACKNOWLEDGMENT OF COMMENCEMENT

This Acknowledgment is made as of May 15, 1996, with reference to that certain Lease Agreement (hereinafter referred to as the "Lease") dated May 15, 1996, by and between Bayfair Building, as "Landlord" herein, and Vista Laser Centers of the Pacific, as "Tenant".

The undersigned hereby confirms the following:

1. That the Tenant accepted possession of the demised Premises (as described in said Lease) on May 24, 1996, and acknowledges that the demised Premises are as represented by Landlord and in good order, condition and repair, and that the improvements, if any required to be constructed for Tenant by Landlord under this Lease have been so constructed and are satisfactorily completed in all respects.

2. That all conditions of said Lease to be performed by Landlord prerequisite to the full effectiveness of said Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature.

3. That in accordance with the provisions of Article 3 of said Lease the Commencement Date of the Term is June 1, 1996, and that, unless sooner terminated, the original Term thereof expires on May 31, 1997.

4. That said Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning said Lease.

5. That there are no existing defenses which Tenant has against the enforcement of said Lease by Landlord, and no offsets or credits against Rents.

6. That the Minimum Monthly Base Rent obligation of said Lease is presently in effect and that all rentals, charges and other obligations on the part of Tenant under said Lease commenced to accrue on June 1, 1996.

7. That the undersigned Tenant has not made any prior assignment, hypothecation or pledge of said Lease or of the rents thereunder.


Landlord    Bayfair Building,                 Tenant   Vista Laser Centers of
            a California partnership                   the Pacific, Inc., a
                                                       Nevada corporation &
                                                       J. Robert Griffin, M.D.,
                                                       a married man jointly &
By  /s/                                                severalty & David Bates,
   --------------------------------                    a married man jointly &
                                                       severalty. As their
Title   Owner/Mgr                                      sole & separate property.
       ----------------------------

By                                         By  /s/ J. Robert Griffin
   --------------------------------           ---------------------------------

Title
       ----------------------------        By
                                              ---------------------------------

                                           By  /s/ David Bates
                                              ---------------------------------


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